Exhibit 99.1

Westmoreland and United Mine Workers of America Enter into a
Memorandum of Understanding to Modernize Post Retirement
Prescription Drug Benefits
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Colorado Springs, Colorado – December 16, 2009 — Westmoreland Coal Company (NYSE Amex:WLB) announced today that it has entered into an agreement with the United Mine Workers of America (“UMWA”) to modernize the method by which prescription drugs are provided to retirees of Westmoreland’s former Eastern operations, and to retirees of its subsidiary Basin Resources, Inc. (“Basin”) in Colorado. Under the agreement, Westmoreland and Basin will utilize a new system of distribution and administration, along with drug formularies, to enable them to continue to provide prescription drug benefits to retirees at a lower cost to the companies. These modifications are expected to become effective around April 1, 2010.

Keith E. Alessi, Westmoreland’s President and CEO said “Our staff, the union and outside professionals have been working for over a year to design a modern delivery system for prescription drugs. I am highly appreciative of the cooperation of the union leadership in this effort. We have incorporated efficiencies in both the acquisition and distribution of prescription drugs in this agreement. The savings from this, combined with savings from our previously announced pension freeze and elimination of post retirement prescription benefits for non represented employees, will result in meaningful reductions in our actuarially calculated balance sheet liabilities at year end as well as reductions in heritage expenses beginning in 2010.”

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information, visit www.westmoreland.com.

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Contact: Keith Alessi (719) 442-2600